Adamis Pharmaceuticals Corporation 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Pricing of $6.7 Million Registered Direct Offering

SAN DIEGO, February 21, 2020 -- Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Adamis” or the “Company”) today announced it has entered into a securities purchase agreement with certain accredited institutional investors to purchase approximately $6.7 million of its common stock  in a registered direct offering and warrants to purchase shares of common stock in a concurrent private placement.  The combined purchase price for one share of common stock and 0.75 warrants will be $0.58.

Under the terms of the purchase agreement, Adamis has agreed to sell 11,600,000 shares of its common stock.  In a concurrent private placement, Adamis has agreed to issue warrants to purchase up to an aggregate of 8,700,000 shares of common stock.  The warrants will be exercisable commencing on the later of (i) six months from the date of issuance or (ii) the date that Adamis’ stockholders approve either an increase in the number of Adamis’ authorized shares of common stock or a reverse stock split, in either case in an amount sufficient to permit the exercise in full of all of the warrants, will expire on the five year anniversary of the initial exercise date and will have an exercise price of $0.70 per share.

The gross proceeds to the Company from the registered direct offering and concurrent private placement are expected to be approximately $6.7 million before deducting the placement agents’ fees and other estimated offering expenses.  The registered direct offering and concurrent private placement is expected to close on or about February 25, 2020, subject to the satisfaction of customary closing conditions.

Maxim Group LLC is acting as the sole placement agent in connection with the offering.

The common shares are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-226100) previously filed and declared effective by the Securities and Exchange Commission (SEC).  The warrants issued in the concurrent private placement and shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and have not been registered under the Act or applicable state securities law.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  A prospectus supplement relating to the shares of common stock will be filed by Adamis Pharmaceuticals with the SEC.  When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, Attention: Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company primarily focused on developing and commercializing products in various therapeutic areas, including respiratory disease, allergy and opioid overdose.  The Company’s SYMJEPI (epinephrine) Injection 0.3mg and SYMJEPI (epinephrine) Injection 0.15mg products both use the same injection device as used for ZIMHI and were approved by the FDA for use in the emergency treatment of acute allergic reactions, including anaphylaxis, and both were fully launched in the U.S. in July 2019. Please refer to www.SYMJEPI.com for additional product information. In addition to its ZIMHI (naloxone) injection product candidate, Adamis is developing other products, including a metered dose inhaler and dry powder inhaler product candidates for the treatment of asthma and COPD.  The Company’s subsidiary, U.S. Compounding, Inc., compounds sterile prescription drugs, and certain nonsterile drugs for patients, animals, hospitals, clinics and surgery centers throughout most of the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the offering.  The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed.  For example, there are risks associated with investors fulfilling their obligations to purchase the securities and Adamis’ ability to satisfy its conditions to close the offering.  These forward-looking statements also are subject to risks, uncertainties and assumptions, including those detailed from time to time in the Company’s filings with the SEC, and represent the Company’s views only as of the date they are made and should not be relied upon as representing the Company’s views as of any subsequent date.  The Company’s actual results may differ materially from those contemplated by these forward-looking statements.  Except to the extent required by law, the Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact Adamis:

Mark Flather
Senior Director, Investor Relations
& Corporate Communications
(858) 412-7951
mflather@adamispharma.com